Exhibit 5.1

June 14, 2007

The Hershey Company
100 Crystal A Drive
Hershey, Pennsylvania 17033

Ladies and Gentlemen:

I am General Counsel of The Hershey Company, a Delaware corporation (the “Company”) and as such have acted as counsel to you in connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission which covers 14,000,000 shares of Common Stock, $1.00 par value, of the Company (the “Shares”) offered under the Company’s Equity and Incentive Compensation Plan (the “Plan”).

I have examined the Registration Statement and such documents and records of the Company and other documents as I have deemed necessary for the purpose of this opinion.

Based upon the foregoing, I am of opinion that:

1. The Company is a corporation duly organized and legally existing under the laws of the State of Delaware.

2. The Company has taken all action necessary to authorize (i) the Plan, and (ii) the issuance of the Shares in accordance with the Plan.

3. The Shares that will be issued in accordance with the Plan will, upon such issuance, constitute legally issued, fully paid and non-assessable Shares.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Burton H. Snyder
Burton H. Snyder
Senior Vice President,
General Counsel and Secretary